Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ZRCN INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF JUNE, A.D. 2026, AT 2 O`CLOCK P.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

6917345 8100
SR# 20263513911

Authentication: 204342441
Date: 06-24-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:00 PM 06/24/2026
FILED 02:00 PM 06/24/2026
SR 20263513911 - File Number 6917345

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ZRCN INC.

ZRCN Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify as follows:

FIRST: The name of the corporation is ZRCN Inc. (the "Corporation"). The Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware (the "Secretary of State") on June 19, 2018 (as amended, the "Certificate of Incorporation").

SECOND: By unanimous consent of its members, in accordance with the provisions of Sections 141 and 242 of the General Corporation Law, the Board of Directors of the Corporation, declaring the advisability, duly adopted resolutions amending the Certificate of Incorporation as follows:

> The first full sentence of Article 4, Number of Shares, shall be amended and restated to read in its entirety concerning the Number of Shares and par value per share as follows:
>
> > "Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is twenty-five million (25,000,000), all of which shall be shares of Common Stock with par value of $0.0001 per share."

THIRD: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to, and consent and approval for such Certificate of Amendment given by, stockholders of the Corporation holding a majority of the shares of Common Stock of the Corporation, in accordance with the provisions of Sections 228 and 242 of the General Corporation Law and, accordingly, was duly consented to and adopted by the Corporation's stockholders.

FOURTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized Chief Executive Officer on June 24, 2026.

By: ____________________

Name: John R. Stauss

Title: Chief Executive Officer